Exhibit 99.1

Contact:

Denise Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR END 2009 FINANCIAL RESULTS

REDWOOD CITY, CA – March 4, 2010 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and the year ended December 31, 2009.

The net loss for 2009 was $23.6 million compared to a net loss of $18.3 million in 2008. Total research and development expenses for 2009 increased to $15.8 million from $13.4 million in 2008. The increase in research and development expenses primarily reflects an increase in clinical trial expenses related to TH-302, the Company’s hypoxia activated prodrug (HAP) in clinical trials for the treatment of solid tumors. General and administrative expenses were $5.5 million for 2009 compared to $6.7 million in 2008. This decrease was primarily due to lower staffing and facilities expenses. Threshold recognized no revenue for the year ended December 31, 2009, compared to $1.4 million for the year ended December 31, 2008, related to amortization of an up-front payment from a pre-existing development agreement with MediBIC Co., Ltd. Revenue was fully recognized under this agreement as of the end of the fourth quarter of 2008. Non-cash stock compensation expense was $2.2 million for 2009 compared to $3.3 million for 2008. The decrease in stock-based compensation expense is due to the amortization of fewer options with lower valuations. Interest and other expense for 2009 was $2.4 million versus $61,000 for 2008. This increase was due to a $2.3 million non-cash charge related to the revaluation of the Company’s 10.9 million outstanding common stock warrants as a result of its adoption of new guidance now codified under ASC Topic 815, “Derivatives and Hedging” in the first quarter of 2009. This includes the revaluation of the 7.3 million warrants issued in the October 2009 private placement of the Company’s common stock and warrants.

The Company’s net loss for the fourth quarter of 2009 was $4.7 million compared to $4.8 million for the fourth quarter of 2008. Research and development expenses were $4.1 million for the fourth quarter of 2009 compared to $3.6 million for the fourth quarter of 2008. The increase in research and development expenses primarily reflects an increase in clinical trial expenses related to TH-302. General and administrative expenses were $1.4 million for the fourth quarter of 2009 compared to $1.7 million for the fourth quarter of 2008. Threshold recognized no revenue in the quarter ended December 31, 2009, compared to $0.4 million for the quarter ended December 31, 2008, related to amortization of an up-front payment from a pre-existing development agreement with MediBIC Co., Ltd. Non-cash stock compensation expense was $0.6 million for the fourth quarter of 2009 compared to $0.7 million for the fourth quarter of 2008. The decrease in stock-based compensation expense is due to the amortization of fewer options with lower valuations. Interest and other expense for the fourth quarter 2009 was a credit of $0.7 million versus $9,000 for the fourth quarter 2008. This decrease was due to a $0.7 million non-cash credit related to the revaluation of the Company’s 10.7 million outstanding common stock warrants as a result of its adoption of new guidance now codified under ASC Topic 815. This includes the revaluation of the 7.3 million warrants issued in the October 2009 private placement of the Company’s common stock and warrants.

For the year ended December 31, 2009, the Company’s cash requirements were $17.8 million. As of December 31, 2009, Threshold had $37.3 million in cash, cash equivalents and marketable securities, which included net proceeds of $33.1 million from the October 2009, private placement of the Company’s common stock and warrants.

Clinical Development Summary

The Company is evaluating TH-302, the Company’s hypoxia-activated prodrug, in various solid tumors. The Company has three ongoing phase 1/2 clinical trials of TH-302. The “401 trial” is a trial of TH-302 as monotherapy in patients with advanced solid tumors. The “402 trial” is a three arm trial of TH-302 in combination with gemcitabine or docetaxel or pemetrexed in patients with advanced solid tumors. The “403 trial” is a trial of TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma. To date, across all clinical trials, TH-302 has been administered to more than 250 cancer patients.

In the last twelve months, the Company has presented clinical data related to TH-302 at eight medical conferences including ASCO (American Society of Clinical Oncology), the World Conference on Lung Cancer and ECCO (European CanCer Organisation). The most recent results, presented at the ASCO Gastrointestinal Cancers Symposium, summarized data from the 402 trial. The presentation of the results of the trial discussed only those patients who were treated for gastrointestinal cancer which included, but were not limited to, cancers of the pancreas, colon and bile duct. Of the 43 patients enrolled with gastrointestinal cancer, 38 patients had been assessed for response. Of the 38 patients assessed, 12 patients (32%) had a RECIST criteria partial response, 22 patients (58%) achieved stable disease and 4 patients (10%) had progressive disease. For those patients with pancreatic cancer, 20 patients were assessed for response and 19 (95%) achieved stable disease or better. For these 20 patients, the mean time on the trial was over 3.5 months and 9 patients continue to receive therapy on the trial. The primary dose limiting toxicities were hematologic with greater hematologic toxicity than would be expected with single agent chemotherapy. Skin and mucosal toxicities related to TH-302 were frequent. These increased with dose and were reversible with most being grade 1 or grade 2. More details from this, and other clinical trials, can be found on the Company’s website.

2010 Guidance and Key Milestones

The Company currently expects 2010 cash requirements to be in the range of $23 to $25 million. The Company currently expects existing cash, cash equivalents and marketable securities to last through the second quarter of 2011.

The Company anticipates the following clinical milestones in 2010:

•	Present updated top line results from ongoing TH-302 clinical trials at ASCO in June

•	Initiate at least one randomized controlled clinical trial with TH-302 in mid-year 2010

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, Threshold is building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit the website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302, preliminary clinical trial results, potential therapeutic uses and benefits of TH-302, and financial results, estimates, financial projections and cash requirements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to confirm the initial clinical trial results of TH-302 in further trials, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 5, 2009 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue	$—	$360	$—	$1,440

Operating expenses
Research and development	4,125	3,567	15,844	13,440
General and administrative	1,365	1,667	5,480	6,734

Total Operating Expenses	5,490	5,234	21,324	20,174

Loss from operations	(5,490)	(4,874)	(21,324)	(18,734)

Interest and other income	24	89	97	503
Interest and other expense, net	733	(9)	(2,421)	(61)

Net Loss	$(4,733)	$(4,794)	$(23,648)	$(18,292)

Net loss per common share, basic & diluted	$(0.15)	$(0.32)	$(1.21)	$(1.97)

Weighted average number of shares used in per common share calculations: basic and diluted	32,566	15,213	19,594	9,275

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2009	December 31, 2008
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$37,315	$22,337
Prepaid expenses and other current assets (2)	10,342	518
Property and equipment, net	505	1,168
Other assets	523	508

Total assets	$48,685	$24,531

Liabilities and stockholders’ equity

Total current liabilities (2)	$12,874	$2,563
Long-term liabilities (3)	13,154	554
Stockholders’ equity	22,657	21,414

Total liabilities and stockholders’ equity	$48,685	$24,531

(1)	Derived from audited financial statements
(2)	Includes as of December 31, 2009, $10 million of settlement costs to be paid to the plaintiffs of an outstanding class action lawsuit by the Company’s insurers.
(3)	Includes as of December 31, 2009, $12.7 million of warrant liability as a result of the Company’s adoption on January 1, 2009 of new guidance now codified under ASC Topic 815, “Derivatives and Hedging”